ALEXANDER & BALDWIN, INC.
2024 AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
Effective January 1, 2024
7233056.2

7233056.2

7233056.2

7233056.2

ALEXANDER & BALDWIN, INC.
2024 AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
ARTICLE I—PURPOSE
This Alexander & Baldwin 2024 Amended and Restated Deferred Compensation Plan (the “Plan”), made and entered into as of the 1st day of January, 2024, amends and restates the 2019 Alexander & Baldwin Nonqualified Defined Contribution Plan (the “2023 NQDC Plan”) and its corresponding Adoption Agreement effective January 1, 2020, by and among Alexander & Baldwin, Inc., a Hawaii corporation (the “Company”), on behalf of itself and its Participating Affiliates to provide current tax planning opportunities and supplemental funds upon retirement or death for certain key employees of the Company and its Participating Affiliates. It is intended that the Plan will aid in attracting and retaining employees of exceptional ability by providing them with these benefits. The Plan is intended and shall be interpreted to comply with Code Section 409A and those provisions of the Employee Retirement Income Security Act of 1974, as amended, applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.” The original effective date of the Plan is January 1, 2020, and the Plan is now amended to provide for Eligible Employees to make voluntary Deferral Elections to their Account(s).
Effective April 1, 2020, the frozen accounts of participants in the Alexander & Baldwin, Inc. Excess Benefits Plan (the “EB Plan”) were funded and such EBP assets were transferred to the nonqualified defined contribution plan now known as the 2023 NQDC Plan (the “Transfer” of “Transferred Accounts”). Since the Transfer, the Transferred Accounts have been tracked and accounted for separately in the 2023 NQDC Plan, to ensure the EB Plan’s provisions with respect to the accrual of hypothetical earnings, forms of distribution and timing of distributions have been and will continue to be applied to the Transferred Accounts, which are held under the Plan effective January 1, 2024. For the avoidance of doubt and notwithstanding any document provisions of the EB Plan, the 2023 NQDC Plan and/or the Plan to the contrary, the Transferred Accounts and any related earnings thereon from hypothetical investment options first determined under the provisions of the EB Plan shall be paid from the Plan at the same time and in the same form as set forth in the EB Plan.
ARTICLE II—DEFINITIONS
2.1    401(k) Plan
“401(k) Plan” is any plan sponsored by an Employer that is a qualified plan under Code Section 401 and which contains a qualified cash or deferred arrangement under Code Section 401(k).
2.2    Account
“Account” means the entirety of the interest of a Participant in the Plan as represented by the bookkeeping entries kept by the Employer in each Separation from Service Account and Specified Date Account the Employer may establish for the Participant.
2.3    Affiliate
“Affiliate” means each corporation, trade or business that is, together with the Company, a member of a controlled group of corporations or under common control (as determined under Section 414(b) or (c) of the Code), but only for the period during which such other entity is so affiliated with the Company. Notwithstanding the foregoing, in applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled
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group of corporations under Section 414(b) of the Code and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Section 414(c) of the Code, the phrase “at least fifty percent (50%)” will be used instead of “at least eighty percent (80%)” at each place it appears in such sections.
2.4    Beneficiary
“Beneficiary” means the person, persons or entity last designated by the Participant to receive any benefits payable after Participant’s death pursuant to Article VIII of the Plan.
2.5    Board
“Board” means the Board of Directors of the Company.
2.6    Change in Control
“Change in Control” with respect to a Participant means:
(a)    A sale, assignment, transfer or other disposition of securities in one or more related transactions where the shareholders of the Company or the Participant’s Employer immediately prior to such transactions cease to own or beneficially own a majority interest of the total combined voting power of the Company’s or such Employer’s outstanding securities immediately following such transaction;
(b)    A merger, consolidation, reorganization or similar corporate event in which the shareholders of the Company or such Employer immediately prior to such transaction cease to own or beneficially own a majority of the total combined voting power of the Company’s or such Employer’s outstanding securities or a majority of the total combined voting power of the resultant corporation or entity if the Company or such Employer does not survive such transaction immediately following such transaction; or
(c)    A complete liquidation or dissolution of the Company or such Employer or the sale, transfer, assignment or other disposition of all or substantially all of the Company’s or such Employer’s property, assets or business to one or more unrelated parties. Further, notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Code Section 409A.
2.7    Code
“Code” means the Internal Revenue Code of 1986, as amended, and including all guidance and regulations promulgated thereunder.
2.8    Company
“Company” means Alexander & Baldwin, Inc., a Hawaii corporation, or any successor to the business thereto.
2.9    Compensation
“Compensation” means base salary, annual bonuses, and any other discretionary bonuses paid by Employer to the Participant. Compensation shall be calculated before any payroll reduction for any amounts deferred by the Participant pursuant to Employer’s tax qualified plans maintained under Code Section 401(a) or a plan maintained under Code Section 125, or under this Plan. Compensation shall not include group-term life
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insurance premiums, any noncash benefit provided to a Participant, or any fringe benefit under Code Section 132, whether or not excludible from gross income.
2.10    Deferral Election
“Deferral Election” means a commitment by a Participant to defer a portion of his or her Compensation under this Plan as part of a Participation Election that has been submitted by the Participant to the Employer.
2.11    Deferral Period
“Deferral Period” means the Plan Year, or other applicable service or performance period.
2.12    Disability
“Disability” shall be interpreted consistent with the requirements of Code Section 409A and shall mean that the Participant:
(a)    Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or
(b)    Is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s Employer. The Retirement Committee will determine whether or not a Participant has incurred a Disability based on such evidence as it deems necessary or appropriate. Notwithstanding the foregoing, a Participant will be deemed to qualify for Disability hereunder if he or she has been determined to be totally disabled by the Social Security Administration.
2.13    Effective Date
This Plan is effective as of January 1, 2020, and the effective date of this amended and restated Plan is January 1, 2024 (“Effective Date”).
2.14    Elected Deferred Compensation
“Elected Deferred Compensation” means the amount of Compensation that a Participant elects to defer pursuant to a Deferral Election.
2.15    Eligible Employee
“Eligible Employee” mean a management level or highly compensated employee of the Company or Participating Affiliate, and who is designated by the Retirement Committee to be eligible to participate in the Plan.
2.16    Employer
“Employer” means the Company or Participating Affiliate for which the relevant Participant performs services as an employee and from which such Participant is entitled to the payment of Compensation.

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2.17    Employer Discretionary Contribution Account
“Employer Discretionary Contribution Account” means the Account(s), if any, established under Section 5.1 to record vesting of Employer Discretionary Contributions and any earnings credited thereto.
2.18    Employer Discretionary Contribution
“Employer Discretionary Contribution” means the amount, if any, the Employer credits to a Participant’s Account as a nonelective contribution in accordance with Section 4.5 of the Plan.
2.19    Employer Matching Contribution
“Employer Matching Contribution” means the amount, if any, credited by Employer to a Participant’s Account as a nonelective contribution in accordance with Section 4.6 of the Plan.
2.20    ERISA
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and including all guidance and regulations promulgated thereunder.
2.21    Future Date Distribution
“Future Date Distribution” is as defined in Section 7.2(a).
2.22    Participant
“Participant” means any individual who has an Account balance.
2.23    Participating Affiliate
“Participating Affiliate” means any Affiliate of the Company that has been designated and approved by the Retirement Committee as a Participating Affiliate and has adopted the Plan. By adopting the Plan, a Participating Affiliate shall be deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority to the Retirement Committee to amend the Plan and to administer and interpret the Plan. A Participating Affiliate may independently terminate participation in the Plan under the same terms and conditions provided for termination by the Company under Article XI of the Plan. The liabilities incurred under the Plan to the Participants employed by each Participating Affiliate shall be solely the liabilities of that Participating Affiliate, and no other Participating Affiliate will be liable for any benefits accrued by a Participant during any period when he or she was not employed by such Participating Affiliate.
2.24    Participation Election
“Participation Election” shall mean an election regarding deferrals and/or distributions submitted by the Participant to the Retirement Committee on a timely basis pursuant to Article III of the Plan, which may include contributions, benefits, terms and conditions unique to such Participant. The Participation Election may take the form of an electronic communication according to specifications established by the Retirement Committee. A Participation Election shall generally become irrevocable on December 31 of the year prior to the Plan Year to which the Participation Election applies and Participation Elections made during a Plan Year shall become irrevocable as determined by the Retirement Committee.

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2.25    Performance Period
“Performance Period” means the period of at least twelve (12) consecutive months over which certain Compensation, contingent upon the satisfaction of pre-established organizational or individual performance criteria, is earned.
2.26    Performance-Based Compensation
“Performance-Based Compensation” means Compensation where the amount of, or entitlement to, the Compensation is contingent upon the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing within ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the attainment of performance objectives is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in the complete and sole discretion of the Retirement Committee in accordance with Treasury Regulation Section 1.409A-1(e) and applicable authorities.
2.27    Plan
“Plan” means the Alexander & Baldwin, Inc. 2024 Amended and Restated Deferred Compensation Plan as set forth in this document and Participation Elections, as the same may be amended from time to time.
2.28    Plan Year
“Plan Year” means the calendar year.
2.29    Retirement Committee
“Retirement Committee” means the person or persons appointed to administer the Plan pursuant to Article IX of the Plan.
2.30    Separation from Service
“Separation from Service” means the Participant’s termination of employment with the Participant’s Employer and all Affiliates under common ownership aggregated with the Company for purposes of Code Section 409A. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer (or Affiliate) and the Participant reasonably anticipate that no further services will be performed for the Employer or any Affiliate, regardless of whether that Affiliate participates in the Plan, after a certain date or that the level of bona fide services the Participant will perform for these entities after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) months (or the full period of service to the Employer or an Affiliate if the Participant has been providing services to the Employer or Affiliate for less than thirty-six (36) months). Separation from Service shall be determined consistent with and pursuant to Code Section 409A(a)(2)(A)(i).
2.31    Small Benefit
“Small Benefit” means a lump-sum payment pursuant to Section 7.6 of the Plan.

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2.32    Specified Date Account
“Specified Date Account” means an Account established for amounts payable in the form of a Specified Date Distribution, pursuant to Article VII of the Plan.
2.33    Specified Date Distribution
“Specified Date Distribution” means a Future Date Distribution election made pursuant to Section 7.2 of this Plan.
2.34    Specified Employee
“Specified Employee” means a specified employee as defined in Code Section 409A(a)(2)(B).
2.35    Unforeseeable Emergency
“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A distribution upon an Unforeseeable Emergency, however, cannot be made under this Plan to the extent the Participant’s financial need can be relieved through reimbursement or compensation from insurance or otherwise; by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or by cessation of deferrals under this Plan. Further, notwithstanding the foregoing, a hardship shall not be deemed an Unforeseeable Emergency unless the hardship qualifies as an “unforeseeable emergency” within the meaning of Code Section 409A.
ARTICLE III—PARTICIPATION
3.1    Commencement of Participation
An Eligible Employee shall commence participation in the Plan as of the date specified in the enrollment materials provided by the Retirement Committee which designate him or her as an Eligible Employee if, and only if, the Eligible Employee has completed any applicable Participation Election and other documentation the Retirement Committee may reasonably request, during the enrollment period established by the Retirement Committee for such purpose.
3.2    Duration of Participation
A Participant shall continue to be eligible to make Deferral Elections and/or to receive Employer Matching and Discretionary Contributions under Article IV until the earlier of the Participant’s Separation from Service or such time as the Retirement Committee shall determine that the Participant is no longer an Eligible Employee. Notwithstanding the foregoing, the Participant’s Deferral Elections shall continue in place with respect to any Compensation for services performed during the Plan Year (or other applicable performance period) in which Separation from Service or termination of eligibility shall occur and a terminated Participant’s Account shall continue to be credited with notional earnings or losses as provided in Article VI until such time as the total balance of all of the Participant’s Account shall have been fully distributed.

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ARTICLE IV—DEFERRALS, CONTRIBUTIONS, AND ELECTIONS
4.1    Permitted Deferral Elections
An Eligible Employee may file with an Employer a Deferral Election to defer Compensation attributable to service provided after the time an election is made. Deferral Elections shall be subject to such specifications and limitations as may be prescribed by the Retirement Committee in the enrollment materials for a particular Plan Year (or applicable performance period). Deferral Elections shall be made in whole percentages not to exceed:
(a)    Eighty percent (80%) of base salary.
(b)    One hundred percent (100%) of the Participant’s entire annual incentive bonus in the manner set forth within the Participation Election. Bonuses other than the annual incentive bonus may be deferred if permitted by the Participation Election in accordance with the terms of the Participation Election.
4.2    Procedures and Changes to Permitted Deferral Elections
The Retirement Committee shall establish appropriate procedures for Deferral Elections in compliance with Code Section 409A and, notwithstanding any contrary Plan provision, may further limit the classes of deferred Compensation and/or the minimum or maximum amount deferred by any Participant or group of Participants, or waive the foregoing limits for any Participant or group of Participants, for any reason, to the extent permitted under Code Section 409A. No such change may affect a Deferral Election that has become irrevocable prior to the Employer’s action.
4.3    Crediting of Deferrals
Elected Deferred Compensation shall be credited to the Participant’s Account as of the date it would otherwise have been paid to such Participant in cash.
4.4    Commencement, Duration and Modification of Deferral Elections
(a)    Commencement. A Deferral Election shall become effective on the first day of the Deferral Period immediately following the date a Participation Election containing such Deferral Election is filed with the Employer, or, if made for Performance-Based Compensation during a Deferral Period or by a newly Eligible Employee, as of the date set by the Retirement Committee.
(b)    Duration. A Deferral Election made by a Participant will remain in effect for one Plan Year, or, if made after the beginning of a Plan Year, until the end of the Plan Year, or, if made with respect to a Performance Period lasting more than one Plan Year, until the end of the Performance Period. Each Deferral Election will become irrevocable by December 31 prior to the Deferral Period or Performance Period to which it applies, or, if made during a Plan Year or Performance Period, at the time determined by the Retirement Committee.
(c)    Modification. A Deferral Election shall terminate on the date a Participant experiences a Separation from Service, Disability, or upon death. A Deferral Election may be cancelled upon a finding by Employer that the Participant has suffered an Unforeseeable Emergency. A Deferral Election shall continue to be effective for Compensation earned during a Deferral Period or Performance Period in which a Participant is demoted to a position that would otherwise be ineligible to participate in the Plan. A Deferral Election will also continue to be effective for Compensation earned during a Deferral Period that is paid after Separation from Service or death.

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4.5    Employer Discretionary Contributions
In the Employer’s sole and absolute discretion, the Employer may credit an amount in addition to Participant’s Compensation to a Participant’s Separation from Service Account(s) and/or Specified Date Account(s) pursuant to Article VII. The amounts credited under this Section 4.5 may be determined in any way by the Employer and need not be consistent among the Participants in the Plan. Any contribution made will be allocated as of the date determined by the Employer.
4.6    Employer Matching Contributions
In the Employer’s sole and absolute discretion, if a Participant defers the maximum elective percentage eligible for a matching contribution under an Employer’s 401(k) Plan, the Employer may credit to the Participant’s Separation from Service and/or Specified Date Account(s), as elected in the Participant’s Participation Election for the Plan Year, an amount equal to any matching contribution which would have been credited to the Participant’s 401(k) Plan account with respect to deferrals of base salary and bonus but which was not credited because the Participant’s participation in this Plan reduced the Participant’s compensation under the 401(k) Plan.
ARTICLE V—ACCOUNTS AND VESTING
5.1    Accounts
Solely for recordkeeping purposes, commencing January 1, 2024, three (3) Separation from Service Accounts and two (2) Specified Date Accounts, or such greater number of each as may be permitted from time to time by the Retirement Committee, may be maintained for each Participant and credited with the Participant’s Elective Deferred Compensation, Employer Matching Contributions, and Employer Discretionary Contributions as directed in the applicable Participation Election. There shall be one additional Employer Discretionary Contribution Account for all contributions made prior to January 1, 2024 (“Pre-2024 Employer Discretionary Contribution Account”) and such Account shall maintain the applicable Participant distribution election in effect when the Account was established prior to this restatement.
5.2    Vesting of Elected Deferred Compensation and Employer Matching Contributions
A Participant shall be one hundred percent (100%) vested in his or her Elected Deferred Compensation and Employer Matching Contributions, including gains and losses, at all times.
5.3    Vesting of Employer Discretionary Contributions
Participants receiving Employer Discretionary Contributions shall be one hundred percent (100%) vested in his or her Employer Discretionary Contribution and Pre-2024 Employer Discretionary Contribution Account.
ARTICLE VI—EARNINGS
6.1    Earnings on Accounts
A Participant shall elect from among a series of hypothetical investment options designated by the Company into which the Participant’s Separation from Service Accounts, Specified Date Accounts, Pre-2024 Employer Discretionary Contribution Account, and Employer Discretionary Contribution Accounts, shall be deemed invested. Each such Account may have a different investment allocation. The investment gains and losses credited to the Participant’s Separation from Service Accounts, Specified Date Accounts, Pre-2024 Employer Discretionary Contribution Account, and Employer Discretionary Contribution Accounts shall be
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measured based upon the investment options selected and calculated after the investment managers’ expenses have been deducted but before any insurance-related or other expenses have been deducted. Participants may change investment options periodically by following such procedures as may be determined by the Company. Earnings, gains and losses shall continue to be credited to all such Accounts until all benefits have been paid.
The Company may, in its sole discretion, add, remove or change the hypothetical investment options from which Participants may choose, at any time, in its sole discretion.
6.2    Statement of Accounts
From time to time, but not less frequently than quarterly, the Company shall provide to each Participant a benefit statement setting forth the balance of the separate Accounts maintained for the Participant.
ARTICLE VII—DISTRIBUTIONS FROM THE PLAN
7.1    Benefit upon Separation from Service
(a)    Form of Payment—Separation from Service Account(s). When a Participant makes a Deferral Election, if the Participant elects to set up a new Separation from Service Account, the Participant shall be required to elect the manner in which the Participant’s Separation from Service Account(s) shall be distributed upon Separation from Service. The Participant may choose either:
(i)    Lump sum; or
(ii)    Annual installments for a period not to exceed ten (10) years (except that the annual installments for the Pre-2024 Employer Discretionary Contribution Account may not exceed five (5) years). Each annual installment shall be redetermined and paid as of the anniversary date of the first installment payment based on the then remaining Account balance and the remaining number of installments.
(b)    Form of Payment—Employer Discretionary Contributions. If an Employer makes an Employer Discretionary Contribution on the behalf of a Participant, the Employer may provide the Participant an opportunity to elect to allocate the contributions to a Separation from Service Account. The Participant may choose either a lump sum or annual installments to the same extent the Participant may do so under Section 7.1(a).
(c)    Default. In the event a Participant does not timely elect the manner in which the Participant’s Deferred Compensation or Employer Discretionary Contribution(s) are to be distributed, vested amounts shall be distributed in a lump sum upon Separation from Service.
(d)    Time of Payment. Upon a Participant’s Separation from Service for any reason other than death, Employer shall pay to such Participant a benefit equal to the vested balance in the Participant’s Separation from Service Account(s) in accordance with this Article VII. A Separation from Service, for purposes of a distribution event, will be treated as not having occurred for twelve (12) months following the Participant’s date of Separation from Service. Thereafter, a lump-sum distribution or the first in a series of installment payments shall be made as soon as administratively feasible, but in no event later than the time prescribed by Treasury Regulation 1.409A-3(d), subject to Sections 7.6 and 7.7 of the Plan.
(e)    Changing Date or Form of Payment. In accordance with Code Section 409A, a Participant may, with respect to any Account established on or after January 1, 2024, amend his or her
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elections regarding the form of benefit and time of payment provided (such election change is not permitted for the Pre-2024 Employer Discretionary Contribution Account):
(i)    Such election is submitted to the Retirement Committee in writing at least twelve (12) months prior to the date any amount is to be distributed from the Plan;
(ii)    Such election shall not take effect until twelve (12) months after it is submitted to the Retirement Committee in writing; and
(iii)    The payment of any benefits under this Plan shall not commence until at least five (5) years from the date such payment would otherwise have been made.
7.2    Distributions from Specified Date Accounts
(a)    Deferral Elections. At the time a Participant makes a Deferral Election, such Participant may, but is not required to, make a Specified Date Distribution election to allocate all or part of his or her Elected Deferred Compensation and Employer Matching Contribution for such Deferral Period to one or more of the Participant’s Specified Date Account(s), which shall be paid as elected by the Participant:
(i)    On a specified date in the future provided such date is no sooner than the beginning of the third (3rd) year following the Deferral Period to which the Deferral Election applies (“Future Date Distribution”); or
(ii)    Such other distribution event permitted under Section 409A as the Retirement Committee may approve.
(b)    Ineffective Deferrals. If a Participant’s deferral election under Article IV to contribute to a Specified Date Account is ineffective (i.e., the distribution election would cause payment prior to the Future Date Distribution requirements set forth in 7.2(a)(i)), the amount deferred will be credited to a Separation from Service Account that is not a Specified Date Account. If the Participant only has one Account of this type, the amount deferred will be credited to that Account. If the Participant has multiple Accounts of this type, and one of the Accounts has a lump sum at Separation from Service distribution election, the amount deferred will be credited to that Account. If the Participant has multiple Accounts of this type and does not have an Account with a lump sum at Separation from Service distribution election, one will be established with a lump sum at Separation from Service distribution election and the amount deferred will be credited to this Account.
(c)    Change in Time of Payment. A Participant’s election to receive a Future Date Distribution shall become irrevocable at the same time the Deferral Election becomes irrevocable. However, in accordance with Code Section 409A, a Participant may subsequently change a Future Date Distribution election for a Specified Date Account provided:
(i)    Such election is submitted to the Employer in writing at least twelve (12) months prior to the date any amount is to be distributed from the Specified Date Account;
(ii)    Such election shall not take effect until twelve (12) months after it is submitted to the Employer in writing; and
(iii)    The payment of benefits from a Specified Date Account to which a subsequent election applies shall not commence until at least five (5) years from the date such payment would otherwise have been made.

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(d)    Form of Payment. The Participant shall be required to elect the manner in which the Participant’s Specified Date Account(s), shall be distributed. The Participant may choose either:
(i)    Lump sum; or
(ii)    Annual installments for a period of at least two (2) years but not to exceed five (5) years. Each annual installment shall be redetermined and paid as of the anniversary date of the first installment payment based on the then remaining Account balance and the remaining number of installments.
Payment shall be made or begun within thirty (30) days of the date selected by Participant.
(e)    Separation from Service After Payments Have Begun. If the Participant has a Separation from Service either before or after a Specified Date Account has begun payout, the Participant’s Specified Date Account distribution election shall continue as scheduled.
7.3    Benefit upon Death
(a)    Prior to Commencement of Distributions. The Participant shall be required to elect a manner in which the Participant’s Separation from Service Accounts and Specified Date Accounts shall be distributed in the event of the Participant’s death prior to commencement of benefit payments for an Account under this Plan. The Participant may choose either:
(i)    Lump sum; or
(ii)    Annual installments for a period of at least two (2) years but not to exceed five (5) years. Each annual installment shall be redetermined and paid as of the anniversary date of the first installment payment based on the then remaining Account balance and the remaining number of installments.
Employer shall pay the balance, or commence to pay a series of installments, to the Beneficiary within ninety (90) days of the Participant’s date of death.
(b)    Following Commencement of Distributions. If a Participant dies following commencement of annual installments of an Account, any remaining Account installments shall continue to be paid to the Beneficiary in the same manner.
(c)    After the Completion of Distributions. If a Participant dies after all Account balances have been completely distributed, no death benefit shall be payable to the Beneficiary under the Plan.
7.4    Benefit upon Disability
(a)    Prior to Commencement of Distributions. The Participant shall be required to elect a manner in which the Participant’s Separation from Service Accounts and Specified Date Accounts shall be distributed in the event of the Participant’s Disability prior to commencement of benefit payments for an Account under this Plan. The Participant may choose either:
(i)    Lump sum; or
(ii)    Annual installments for a period of at least two (2) years but not to exceed five (5) years. Each annual installment shall be redetermined and paid as of the anniversary date of the first installment payment based on the then remaining Account balance and the remaining number of installments.

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Employer shall pay the balance, or commence to pay a series of installments, to the Participant within ninety (90) days of the Retirement Committee’s determination that the Participant has suffered a Disability.
(b)    Following Commencement of Distributions. If the Retirement Committee determines that the Participant has suffered a Disability following commencement of annual installments of an Account, any remaining Account installments shall continue to be paid to the Participant in the same manner regardless of any Disability distribution elected by the Participant.
7.5    Financial Hardship Distribution
Upon a finding by the Retirement Committee that a Participant has suffered an Unforeseeable Emergency, the Retirement Committee may, in its sole discretion following application by the Participant, make a distribution from the Participant’s Separation from Service Account(s) and Specified Date Account(s), prior to the time specified for payment of benefits under this Plan. The hardship distribution shall be made from each Separation from Service Account and Specified Date Account on a pro-rata basis. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s financial need during the Unforeseeable Emergency. Applications for a hardship distribution and determinations thereon by the Employer shall be in writing, and a Participant may be required to furnish written proof of the Unforeseeable Emergency, as determined by the Retirement Committee in its sole discretion. Upon receiving a hardship distribution, or experiencing an Unforeseeable Emergency that is determined to be curable through a cessation of deferrals, a Participant’s Deferral Election shall cease and such Participant shall not participate in this Plan until the next following Plan Year.
7.6    Small Benefit
Notwithstanding anything herein to the contrary, but subject to Section 7.7 of the Plan, if, on the date payment is to commence, the Participant’s vested Account balance (plus the Participant’s vested interest in any other plan or plans required to be aggregated with this Plan under Section 409A) does not exceed $15,000.00, such Account balance shall be paid to the Participant in a single lump sum within ninety (90) days of the Participant’s date of Separation from Service.
7.7    Delayed Payments
Notwithstanding anything herein to the contrary, if the Participant is a Specified Employee as of his or her date of Separation from Service except due to death, payment of Participant’s Account may not be made or commence before the date that is six (6) months after the date of Separation from Service (or, if earlier, the date of death of the Participant). If any part of Participant’s Account is scheduled to be paid in annual installments, then the first payment following the six (6) month delay will be valued as of the date the payment will be made, and subsequent payments will be made on the anniversary of the date payment was actually made.
7.8    Withholding and Payroll Taxes
The Employer shall withhold from Plan payments any taxes required to be withheld from such payments under federal, state or local law. In addition, any withholding of taxes required with respect to the vesting of Employer Discretionary Contributions that is required by federal, state, or local law, including but not limited to FICA and Medicare taxes, shall be withheld from the Participant’s compensation. Each Participant shall bear the ultimate responsibility for payment of all taxes owed under this Plan.
7.9    Payment to Guardian
If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Employer may direct payment to the guardian, conservator,
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legal representative or person having the care and custody of such minor, incompetent or incapacitated person. The Employer may require proof of minority, incompetency, incapacity, conservatorship or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Employer and each Participating Affiliate from all liability with respect to such benefit.
ARTICLE VIII—BENEFICIARY DESIGNATION
8.1    Beneficiary Designation
Each Participant shall have the right, at any time, to designate one (1) or more persons or entities as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested benefit. Each Beneficiary designation shall be in a written form prescribed by the Company and shall be effective only when filed with the Participant’s Employer or Retirement Committee during the Participant’s lifetime.
8.2    Changing Beneficiary
Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Employer. The filing of a new designation shall supersede all designations previously filed. If the Participant’s Compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.
8.3    No Beneficiary Designation
If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
(a)    The Participant’s surviving spouse;
(b)    The Participant’s children in equal shares, except that if any of the children predecease the Participant with surviving issue, then such issue shall take by right of representation;
(c)    The Participant’s estate.
8.4    Effect of Payment
Payment to the Beneficiary shall completely discharge Employer’s obligations to the Participant and Beneficiary under this Plan.
ARTICLE IX—ADMINISTRATION
9.1    Administration
(a)    The Plan shall be administered by the Retirement Committee which shall be appointed by the Compensation Committee of the Board of Managers of the Company to administer the Plan. The Retirement Committee shall have the exclusive right and full discretion:
(i)    To appoint agents or other delegates to act on its behalf in the day to day administration of the Plan;
(ii)    To interpret the Plan;

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(iii)    To decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or omissions);
(iv)    To make, amend and rescind such rules as it deems necessary for the proper administration of the Plan; and
(v)    To make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan.
All interpretations by the Retirement Committee and its agents or other delegates with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby and shall be given the maximum possible deference permitted by law.
(b)    Each decision of a majority of the members of the Retirement Committee then in office shall constitute the final and binding act of the Retirement Committee. The Retirement Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken. Except as otherwise specifically or generally directed by the Retirement Committee, any action of the Retirement Committee may be evidenced by a writing signed by any member thereof.
(c)    No member of the Retirement Committee or agent or other delegate thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. Each of the Employers shall indemnify and hold harmless the members of the Retirement Committee from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.
ARTICLE X—CLAIMS PROCEDURE
10.1    Claim Procedures
Any person claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Retirement Committee.
(a)    Initial Claim Review. If the claim is wholly or partially denied, the Retirement Committee will, within ninety (90) days (one hundred eighty (180) days in special circumstances) after the receipt of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:
(i)    The specific reason or reasons for which the claim was denied;
(ii)    Specific reference to pertinent provisions of the Plan, rules, procedures or protocols upon which the Board relied to deny the claim;
(iii)    A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary;
(iv)    An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

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If special circumstances require an extension of time for processing the claim, the Claimant will be notified within the initial ninety (90) day review period of the special circumstances requiring the extension and the date by which the Retirement Committee expects to render a decision.
In addition, notwithstanding the foregoing, if the claim relates to a disability determination (“Disability Claim”), the decision shall be rendered within forty-five (45) days after receipt of the claim, which may be extended twice by an additional thirty (30) days per extension for matters beyond the control of the Retirement Committee. The claimant will be notified in writing of any such extension(s) before the end of the applicable decision period, as well as the circumstances requiring the extension, the date by which a decision on the claim is expected to be rendered and such other information required by ERISA.
(b)    Review of Claim. If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have sixty (60) days (one hundred and eighty (180) days in the case of a Disability Claim) after receiving notice of the adverse benefit determination in which to request a review. The request must be in writing and delivered to the Retirement Committee. If no such review is requested, the initial decision of the Retirement Committee will be considered final and binding.
The Retirement Committee’s decision on review shall be sent to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Retirement Committee relied to deny the appeal. The Retirement Committee shall consider all information submitted by the Claimant, regardless of whether the information was part of the original claim. The decision shall also include a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA if the claim is denied on review.
The Retirement Committee’s decision on review shall be made not later than sixty (60) days (forty-five (45) days in the case of a Disability Claim) after its receipt of the request for review, unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review ninety (90) days in the case of a Disability Claim). If the Retirement Committee generates any new evidence during the process of reviewing a Disability Claim, the claimant shall be provided with such new evidence in sufficient time to respond to the new evidence within the review period. If special circumstances require an extension of time for processing, the Claimant will be notified within the initial sixty (60) day period of the special circumstances requiring the extension and the date by which the Retirement Committee expects to render a decision.
The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to the provisions of the Plan on which the decision is based and other information required by ERISA, as well as an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review (or legal action in the case of a Disability claim).
(c)    Exhaustion of Plan’s Claims and Review Procedures Required; Limitations on Legal Actions. The Plan’s claims and appeal procedures described above must be exhausted with respect to any claim of any kind relating to the Plan. If any legal action is permitted to be filed with respect to a Disability Claim under the Plan, such action must be brought by the claimant no later than one (1) year after the Retirement Committee’s denial of the claim on review, regardless of any state or federal statutes establishing provisions relating to limitations on actions.

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ARTICLE XI—AMENDMENT AND TERMINATION OF PLAN
11.1    General Powers Prior to a Change in Control
The Company may, at any time amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balances, reduce or delay the vesting of a Participant’s Account or amounts subject to an irrevocable Deferral Election, or change the timing of payments except to the extent specifically permitted under Code Section 409A. If the Plan is frozen or terminated, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan as scheduled prior to the Plan termination. Notwithstanding the foregoing, the Company may, in its complete and sole discretion, accelerate distributions under the Plan, whether upon termination of the Plan or otherwise, under any circumstances specifically authorized or required under Code Section 409A and applicable authorities not resulting in the imposition of additional Code Section 409A taxes or penalties.
11.2    Power After a Change in Control
After the effective date of a Change in Control, the Company or any successor to the Company may not amend or terminate the Plan for two (2) years after such date, unless approved by a group of Participants who hold in the aggregate more than fifty percent (50%) of the Account balances in the Plan.
ARTICLE XII—MISCELLANEOUS
12.1    Unfunded Plan
This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.
12.2    Unsecured General Creditor
Participant and his or her Beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be beneficiaries of, or have any rights, claims or interests in, any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Employer. Such policies, annuity contracts or other assets of Employer shall not be held in any trust solely for the benefit of Participant, his or her Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan. Any and all of Employer’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of Employer. Employer’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

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12.3    Errors in Account Statements, Deferrals or Distributions
In the event an error is made in a statement of Account, such error shall be corrected on the next statement following the date such error is discovered. In the event of an error in deferral amount, the error shall be corrected as soon as administratively practicable after discovery; (i) in the case of an excess deferral, by distribution of the excess amount to the Participant, or, (ii) in the case of an under deferral, by reduction of other compensation payable to the Participant in compliance with all requirements of Code Section 409A. In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with the requirements of Code Section 409A, including regulations and procedures issued thereunder, as soon as administratively practicable after the discovery of such error. In the event of an overpayment, the Retirement Committee may, at its discretion, offset other amounts payable to the Participant from the Employer (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with Code Section 409A) to recoup the amount of such overpayment(s).
12.4    Trust Fund
In its discretion, the Employer may establish one (1) or more trusts, with such trustees as the Employer may approve, for the purpose of providing for the payment of benefits owed under this Plan. Although such a trust shall be irrevocable, its assets shall be held for payment to Employer’s general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under this Plan with respect to an Employer’s Participants are paid from any such trust, that Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation solely of the Employer.
12.5    Nonassignability
Participant shall not have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Participant, nor shall they be transferable by operation of law in the event of Participant’s bankruptcy or insolvency.
Notwithstanding the above paragraph, Employer may accelerate the time for paying benefits to someone other than the Participant to the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).
12.6    Receipt or Release
Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Retirement Committee, their members and the Company and each Participating Affiliate. The Retirement Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
12.7    Not a Contract of Employment
This Plan shall not constitute a contract of employment between Employer and Participant. Nothing in this Plan shall give Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge Participant at any time.
12.8    Participant Cooperation
A Participant shall cooperate with Company and Participant’s Employer by furnishing any and all information requested by Company or Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company or Employer may deem necessary and taking such other action as may be requested by Company or Employer.
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12.9    Governing Law
The provisions of this Plan shall be construed and interpreted according to the laws of the State of Hawaii except as preempted by federal law.
12.10    Validity
If any provision of this Plan is held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
12.11    Waiver of Breach
The waiver by the Company or Employer of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.
12.12    Gender
The masculine gender shall include the feminine and the singular shall include the plural, except where the context expressly dictates otherwise.
12.13    Successors
The provisions of this Plan shall bind and inure to the benefit of Company and Employer and its successors and assigns. The term successors shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.
12.14    Notices
All notices shall be in writing, and shall be sufficiently given if delivered to the Employer at its principal place of business, or to the Participant at his or her last known address as shown in Employer’s records, in person, by Federal Express or similar receipted delivery, or, if mailed, postage prepaid, by certified mail, return receipt requested. The date of such mailing shall be deemed the date of notice, demand or consent.
12.15    Compliance with Code Section 409A
All provisions in this document shall be interpreted, to the extent possible, to be compliant with Code Section 409A. However, in the event any provision of this Plan is determined to not be in compliance with Code Section 409A and any regulations or other guidance promulgated thereunder, such provision shall be null and void to the extent of such noncompliance.

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12.16    Entire Agreement
This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein. There are no agreements, understandings, restrictions, representations or warranties among any Participant and Employer pertaining to the subject matter hereof, other than those as set forth or provided for herein.

ALEXANDER & BALDWIN, INC.
a Hawaii corporation

By:	/s/ Derek Kanehira
Derek T. Kanehira
Its Senior Vice President

Dated:	Dec 8, 2023

By:	/s/ Alyson J. Nakamura
Alyson J. Nakamura
Its Vice President and Secretary

Dated:	Dec 8, 2023

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